Exhibit 99.1

ATLANTIC AMERICAN CORPORATION

2012 NONQUALIFIED STOCK PURCHASE PLAN

1.	ESTABLISHMENT AND PURPOSE.

1.1
Establishment.  The Board (as defined below) of Atlantic American Corporation (the “Corporation”) approved, and the Corporation adopted, the Atlantic American Corporation 2012 Nonqualified Stock Purchase Plan (the “Plan”) on February 21, 2012.

1.2
Purpose.  The purpose of the Plan is to promote and advance the interest of the Corporation and its stockholders by providing independent agents who qualify as Participants (as defined below) with an opportunity to purchase Common Stock (as defined below) of the Corporation. By encouraging stock ownership, the Corporation seeks to attract, retain and motivate independent agents to enter into arrangements to provide services to the Corporation and to encourage them to devote their best efforts to the business and financial success of the Corporation.  This Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	DEFINITIONS.

For purposes of the Plan, the following capitalized terms shall have the following meanings:

2.1
“Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 14 of this Plan, such committee (or subcommittee thereof).

2.2
“Brokerage Account” means the general securities brokerage account, or such other account or record determined appropriate by the Corporation, established and maintained for the Plan with any entity selected by the Corporation, in its discretion, to assist in the administration of, and purchase of Common Stock under, the Plan.  There shall be a single Brokerage Account for Common Stock purchased under this Plan.

2.3	“Cash Payment” means a cash payment in any amount made by a Participant pursuant to Section 6.3 that when added to the Commission Payment deduction (if any) equals at least $250.00.

2.4	“Code” has the meaning set forth in Section 1.2 of this Plan.

2.5	“Commission Payment” means the independent agent’s regular commissions payments.

2.6	“Common Stock” means the common stock, $1.00 par value, of the Corporation.

2.7	“Corporation” has the meaning set forth in Section 1.1 of this Plan.

2.8	“Enrollment Date” means the first Trading Day of each Offering Period.

2.9	“Exercise Date” means the last Trading Day of each Offering Period.

2.10	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(A)
If, on such date, the Common Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Common Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Corporation deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Common Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Board, in its discretion.

(B)
If, on the relevant date, the Common Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Common Stock shall be as determined in good faith by the Board.

2.11
“Offering Period” means each period of approximately three (3) months during which an option shall be granted and may be exercised pursuant to the Plan, commencing on the first Trading Day on or after January 1st, April 1st, July 1st and October 1st of each year following the approval of the Plan by the Board, and terminating on the last Trading Day of the next March, June, September and December, respectively, occurring thereafter; provided, however, that the first Offering Period under the Plan shall mean the period of approximately three (3) months commencing on the first Trading Day on or after July 1, 2012 and terminating on the last Trading Day on or before September 30, 2012. The duration and timing of any Offering Period may be changed pursuant to Section 5 of this Plan.

2.12	“Participant” means any individual who is an independent agent who provides services to and/or represents the Corporation and/or its Subsidiaries.

2.13	“Plan” has the meaning set forth in Section 1.1 of this Plan.

2.14
“Purchase Price” means a price equal to 100% of the Fair Market Value of a share of Common Stock on the Exercise Date of the current Offering Period; provided however, that the Purchase Price may be adjusted by the Board pursuant to Section 18.

2.15
“Stock Purchase Account” means the Corporation’s bookkeeping entry that reflects the amount deducted from each Participant’s Commission Payment and/or the amount credited by each Participant’s Cash Payment for the purpose of purchasing Common Stock under this Plan, reduced by amounts refunded to the Participant and amounts applied to purchase Common Stock from such account hereunder.  Amounts deducted from each Participant's Commission Payment and received from each Cash Payment may be commingled with the general funds of the Corporation. No interest shall be paid or allowed on amounts in the Stock Purchase Account.

2.16
“Subsidiary” means a corporation, company or other entity (A) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (B) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation.

2.17	“Trading Day” means a day on which the Nasdaq Stock Market is open for trading.

3.	ELIGIBILITY.

3.1	Determination. Any individual who is determined to continue to qualify as a Participant by the Board on a given Enrollment Date shall be eligible to participate in the Plan.

4.	PARTICIPATION.

4.1
Subscription Agreement.  An independent agent may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement, substantially in the form of Exhibit A to the Corporation prior to the applicable Enrollment Date pursuant to which the independent agent authorizes Commission Payment deductions and/or makes a Cash Payment. An independent agent who does not deliver a properly completed Subscription Agreement in the manner permitted or required before the Enrollment Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the independent agent subsequently delivers a properly completed Subscription Agreement to the Corporation before the Enrollment Date for such subsequent Offering Period.

4.2
Commission Payment Deduction and Cash Payment.  Subject to Sections 4.3 and 4.4, payment for shares of Common Stock shall be made by (A) deductions from the Participant’s Commission Payments in accordance with Section 6.2 and/or (B) Cash Payments in accordance with Section 6.3, unless such payments are sooner terminated by the Participant as provided in Section 10 or the Participant ceases to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11.

4.3
Offering Period Participation.  Participation in one Offering Period under the Plan shall neither limit, nor require, participation in any other Offering Period; provided, however, that at the conclusion of each Offering Period, the Corporation shall automatically re-enroll each Participant in the next Offering Period at the same rate of Commission Payment deduction and/or Cash Payment amount, unless the Participant has (A) withdrawn from the Plan pursuant to Section 10, (B) ceased to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11, or (C) changed any of the elections contained in the Participant’s then effective Subscription Agreement pursuant to Section 4.4.

4.4
Subsequent Subscription Agreement.  Subject to withdrawal from participation in the Plan as provided in Section 10 hereof, a Participant shall be deemed to automatically participate in subsequent Offering Periods, as provided in this Section, and shall not be required to deliver any additional Subscription Agreement for such subsequent Offering Period in order to continue participation in the Plan.  However, a Participant may deliver a new Subscription Agreement for any subsequent Offering Period prior to the Enrollment Date applicable to such Offering Period if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.  For the avoidance of doubt and subject to withdrawal from participation in the Plan as provided in Section 10 hereof, a new Subscription Agreement will be effective only for a subsequent Offering Period and any Offering Periods thereafter, until and unless the Participant changes any of the elections contained in such new Subscription Agreement pursuant to this Section 4.4.

5.	OFFERING PERIODS.

5.1
The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing and ending as set forth in Section 2.11, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof; provided, however, that the first Offering Period under the Plan shall commence pursuant to Section 2.11. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future periods and shall provide notice of such change to Participants at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

6.	COMMISSION PAYMENT DEDUCTIONS AND CASH PAYMENT.

6.1
Stock Purchase Account.  All Commission Payment deductions and all Cash Payments made for a Participant shall be credited to his or her Stock Purchase Account under the Plan and shall be withheld and/or made (as applicable) in whole dollar amounts only.

6.2
Commission Payment Deduction.  At the time a Participant submits his or her Subscription Agreement, the Participant may elect to have the total amount of his or her Commission Payment deduction during an Offering Period to be an amount that when added to the Cash Payment (if any) equals at least $250.00, which amount will be deducted from the Participant’s Commission Payments in equal installments on each Commission Payment date during such Offering Period commencing on the first Commission Payment date following the Enrollment Date applicable to such Offering Period and ending on the last Commission Payment date in such Offering Period, unless prior to a Commission Payment date the Participant has (A) withdrawn from the Plan pursuant to Section 10 or (B) ceased to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11.

6.3
Cash Payment.  At the time a Participant submits his or her Subscription Agreement, the Participant may elect to make a Cash Payment in an amount that when added to the Commission Payment deduction (if any) equals at least $250.00.  If such an election is made, the Participant must deliver a check or money order payable to the Corporation for the Cash Payment amount set forth on his or her Subscription Agreement at the time of and along with his or her submission of the Subscription Agreement and prior to each applicable Enrollment Date thereafter, unless the Participant has (A) withdrawn from the Plan pursuant to Section 10 or (B) ceased to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11.  If pursuant to a Participant’s then effective Subscription Agreement, a Participant elects to make a Cash Payment (and the amount of his or her Commission Payment deduction is less than $250.00) and he or she is automatically re-enrolled in the next Offering Period in accordance with Section 4.3, but fails to deliver a check or money order for such Cash Payment in a timely manner in accordance with this Section 6.3, the amount of the Participant’s Commission Payment deduction for such Offering Period and any subsequent Offering Periods shall increase to an amount that is no more than $250.00.  Such increase will supersede and replace the Participant’s elections in his or her then effective Subscription Agreement and will remain in effect until the Participant (A) withdraws from the Plan pursuant to Section 10, (B) ceases to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11, or (C) changes any of the elections contained in the Participant’s then effective Subscription Agreement pursuant to Section 4.4.

7.	GRANT OF OPTION.

7.1
On the Enrollment Date of each Offering Period, each Participant electing to participate in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Corporation’s Common Stock determined by dividing such Participant’s agreed payment (as provided for in his or her Subscription Agreement plus any monies left over in a Participant’s Stock Purchase Account from the prior Offering Period) by the applicable Purchase Price; provided however that such purchase shall be subject to the limitation set forth in Section 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.	EXERCISE OF OPTION.

8.1
Exercise.  Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated Commission Payment deductions and Cash Payments in his or her Stock Purchase Account. No fractional shares shall be purchased; any Commission Payment deductions accumulated in and any Cash Payments credited to a Participant’s Stock Purchase Account which are not sufficient to purchase a full share shall be retained in such account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s Stock Purchase Account after the Exercise Date shall be maintained in the Plan for use in subsequent Offering Periods. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

8.2
Pro Rata Allocation.  If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed: (A) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period; or (B) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion: (x) provide that the Corporation shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect; or (y) provide that the Corporation shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all other Offering Periods then in effect pursuant to Section 18 hereof.  The Corporation may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Board subsequent to such Enrollment Date.

9.	DELIVERY.

9.1
Shares purchased upon exercise of a Participant’s option shall be (A) held electronically by an uncertificated book-entry and credited to the Brokerage Account or (B) at the Participant’s request, issued to the Participant from the Brokerage Account in the form of certificates evidencing such shares of Common Stock.  If an individual ceases to qualify as a Participant as of the Exercise Date, no purchase shall occur and any payments accumulated for such individual as of such date for such purchase shall be refunded to the individual without interest.  The determination of whether an individual qualifies as a Participant shall be made by the Board, at its sole discretion.

10.	WITHDRAWAL.

10.1
Withdrawal.  A Participant may withdraw all but not less than all of the Participant’s Commission Payment deductions and Cash Payments credited to his or her Stock Purchase Account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Corporation substantially in the form of Exhibit B to this Plan.  All of the Participant’s Commission Payment deductions and Cash Payments credited to his or her Stock Purchase Account shall be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period shall be automatically terminated, and no further Commission Payment deductions or Cash Payments for the purchase of shares shall be made or accepted for such Offering Period.  If a Participant withdraws from an Offering Period, Commission Payment deductions shall not resume and Cash Payments shall not be accepted and credited to the Participant’s Stock Purchase Account at the beginning of the succeeding Offering Period unless the Participant delivers to the Corporation a new Subscription Agreement prior to the Enrollment Date applicable to such succeeding Offering Period.

10.2
Participant Elections.  In connection with a Participant’s withdrawal, a Participant  hereunder may elect at any time, in the form of Exhibit B to this Plan: (A) to have any whole shares of Common Stock transferred to the Participant’s individual brokerage account established at the Participant’s expense or (B) to have a stock certificate issued to the Participant or his designee for any whole shares of Common Stock credited to the Brokerage Account on his or her behalf.

10.3
Effect of Withdrawal.  A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Corporation or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.	TERMINATION OF STATUS AS A PARTICIPANT.

11.1
Upon a Participant’s ceasing to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and any amounts paid to the Participant’s Stock Purchase Account pursuant to his or her Subscription Agreement but not yet used to exercise the option shall be returned to such Participant, and such Participant’s option shall be automatically terminated.

12.	INTEREST.

12.1	No interest shall accrue on the Commission Payment deductions or Cash Payments of a Participant in the Plan.

13.	STOCK.

13.1
Maximum Shares Available.  Subject to adjustment upon changes in capitalization of the Corporation as provided in Section 17 hereof, the maximum number of shares of the Corporation’s Common Stock which shall be made available for sale under the Plan shall be 500,000 shares.

13.2	Interest or Voting Rights. The Participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

13.3
Registered Name.  Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse jointly with the right of survivorship.

14.	ADMINISTRATION.

14.1
Plan Administrator.  The Board, as determined in the sole discretion of the Board, shall administer the Plan. The Board shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board shall, to the full extent permitted by law, be final and binding upon all parties.

14.2
Delegation.  The Board may delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof), consisting of not less than three Non-Employee Directors appointed by the Board, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. A majority of the committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee thereof).

14.3
Final and Binding.  The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the purchase of shares of the Corporation’s Common Stock, and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

15.	TRANSFERABILITY.

15.1
Neither the Participant’s interests in Commission Payment deductions or Cash Payments credited to his or her Stock Purchase Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, sold, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant, and such interests and rights shall not be subject to, a Participant’s debts, contracts, or liabilities. Any such attempt at assignment, sale, transfer, pledge or other disposition shall be without effect, except that the Corporation may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	ACCOUNTS AND REPORTS

16.1
Stock Purchase Account.  A Stock Purchase Account shall be maintained for each Participant.  All Commission Payment deductions and Cash Payments shall be credited to such Participant’s Stock Purchase Account and shall be deposited with the general funds of the Corporation.  All such amounts received or held by the Corporation may be used by the Corporation for any corporate purpose.  Interest shall not be paid on amounts deposited in a Participant’s Stock Purchase Account.

16.2
Stock Purchase Account Report. Statements of a Participant’s Stock Purchase Account shall be given to Participants at least annually, which statements shall set forth the amounts of Commission Payment deductions, the amounts of Cash Payments, the Purchase Price, the number of shares purchased and the remaining cash balance, if any. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Corporation may determine.

16.3
Brokerage Account. Following the Exercise Date, the Common Stock purchased by each Participant pursuant to this Plan shall be recorded in book entry form and credited to the Brokerage Account, unless otherwise elected by the Participant in accordance with Section 9.1.

17.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

17.1
Changes in Capitalization.  Subject to any required action by the shareholders of the Corporation, the maximum number of shares each Participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

17.2
Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Corporation’s proposed dissolution or liquidation. The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

17.3
Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the successor corporation refuses to do so. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date upon which the Offering Period then in progress shall end. The New Exercise Date shall be before the date of the Corporation’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

18.	AMENDMENT OR TERMINATION.

18.1
Termination.  The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Corporation and its shareholders. Upon termination of the Plan, the Corporation shall refund to each Participant, the remaining amount credited to each Participant’s Stock Purchase Account after all purchases have been made.

18.2
Amendment.  Except as provided in Section 17 and this Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld or paid during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Commission Payment withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Commission Payments and paid by Cash Payments, and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

(A)
In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(1)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(2)	shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(3)	allocating shares.

(B)
Such modifications or amendments shall not require stockholder approval or the consent of any Participants.  Upon termination of the Plan, the Corporation shall refund to each Participant, any amounts paid pursuant to his or her Subscription Agreement for the Offering Period but not yet used to exercise the option.

19.	CONDITIONS UPON ISSUANCE OF SHARES.

19.1
Securities Laws.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance.

19.2
As a condition to the exercise of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

20.	SOURCE OF SHARES.

20.1	Common Stock sold hereunder may be treasury shares or newly issued shares of the Corporation.

21.	BROKERAGE ACCOUNT COSTS.

21.1	The Corporation shall pay all Brokerage Account costs incurred in administering the Plan and purchasing shares of Common Stock under the Plan.

22.	TERM OF PLAN.

22.1	The Plan shall become effective upon the adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18 hereof.

23.	NOTICES.

23.1
All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

24.	GOVERNING LAW.

24.1	The law of the state of Georgia shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

EXHIBIT A

ATLANTIC AMERICAN CORPORATION

2012 NONQUALIFIED STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application Enrollment Date:

1.
I hereby elect to participate in the Atlantic American Corporation 2012 Nonqualified Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Corporation’s Common Stock in accordance with this Subscription Agreement and the Plan.

2.	I hereby authorize the following (please mark “X” in the applicable box(es) below and fill in the dollar amount):

           A total deduction of $____.00 (please note that the sum of this amount and the amount of your Cash Payment (if any) must equal at least $250.00) from my Commission Payments during the Offering Period in accordance with the Plan, which amount will be deducted from my Commission Payments in equal installments on each Commission Payment date during such Offering Period commencing on the first Commission Payment date following the Enrollment Date applicable to such Offering Period and ending on the last Commission Payment date in such Offering Period.

           The Corporation to accept my Cash Payment in the amount of $____.00 (please note that the sum of this amount and the amount of your Commission Payment deduction for the Offering Period (if any) must equal at least $250.00) and to immediately credit such amount to my Stock Purchase Account for the Offering Period.

3.
I understand that these payments shall be used for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. In addition, I understand that if I do not withdraw from an Offering Period, any such payments will be used to automatically exercise my option.

4.
I understand that I will be automatically re-enrolled for participation in any subsequent Offering Periods at the same Commission Payment deduction rate and/or Cash Payment amount as set forth in this Subscription Agreement, unless I (A) withdraw from the Plan pursuant to Section 10 of the Plan, (B) cease to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11 of the Plan, or (C) change any of the elections contained in this Subscription Agreement pursuant to Section 4.4 of the Plan (in which case I will be automatically re-enrolled for participation in any subsequent Offering Periods at the Commission Payment deduction rate and/or Cash Payment amount as set forth in the new Subscription Agreement). In addition, I understand further that if under my then effective Subscription Agreement, I elected to make a Cash Payment (and the amount of my Commission Payment deduction is less than $250.00) and I am automatically re-enrolled in the next Offering Period in accordance with Section 4.3 of the Plan, but fail to deliver a check or money order for such Cash Payment in a timely manner in accordance with Section 6.3 of the Plan, the amount of my Commission Payment deduction for such Offering Period and any subsequent Offering Periods will increase to an amount that is no more than $250.00.  Such increase will remain in effect and will supersede and replace my elections in my then effective Subscription Agreement until I (A) withdraw from the Plan pursuant to Section 10 of the Plan, (B) cease to be an independent agent providing services to and/or representing the Corporation, as determined at the discretion of the Board, for any reason, pursuant to Section 11 of the Plan, or (C) change any of the elections contained in my then effective Subscription Agreement pursuant to Section 4.4 of the Plan.

5.	I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6.	Shares purchased for me under the Plan should be issued in the name(s) of (Participant or Participant and Spouse only): .

7.	I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

NAME: (Please print)

(First) (Middle) (Last)

Participant’s Social Security Number:

Participant’s Address:

Date _________________ Signature of Participant ____________________________________

* A completed W-9 Form must accompany this form.

EXHIBIT B

ATLANTIC AMERICAN CORPORATION

2012 NONQUALIFIED STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Atlantic American Corporation 2012 Nonqualified Stock Purchase Plan which began on                     , 201__ (the “Enrollment Date”) hereby notifies the Corporation that he or she hereby withdraws from the Offering Period. He or she hereby directs the Corporation to pay to the undersigned as promptly as practicable all the undersigned’s Commission Payment deductions and Cash Payments credited to his or her Stock Purchase Account and not yet used to exercise his or her option under the Plan. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further Commission Payment deductions will be made and no further Cash Payments will be accepted for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Corporation a new Subscription Agreement.

Furthermore, the undersigned makes the following election with respect his or her shares of Common Stock that have been credited to the Brokerage Account:

 To have any whole shares of Common Stock transferred to the Participant’s individual brokerage account established at the Participant’s expense, or

 To have a stock certificate issued to the Participant or his designee for any whole shares of Common Stock credited to the Brokerage Account on his or her behalf.

Name and Address of Participant:

Signature of Participant:

Date: